UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM N-18F-1


NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
UNDER THE INVESTMENT COMPANY ACT OF 1940


The FBR Funds
(Exact Name of Registrant)

NOTIFICATION OF ELECTION


         The undersigned registered open-end
investment company hereby notifies the
Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment
Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

SIGNATURE


         Pursuant to the requirements of Rule
18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the city of Arlington and the State of Virginia on the 9th day of March, 2006.



The FBR Funds



By:  /s/ David H. Ellison

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David H. Ellison

President

Attest: /s/ Kimberly J. Bradshaw
          -------------------------
          Kimberly J. Bradshaw
          Secretary
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